EXHIBIT 10.2

EMPLOYMENT AGREEMENT

AGREEMENT, dated the 23 day of March, 2005, by and between FIRST SOURCENERGY WYOMING, INC. (“FSW”), GASTAR EXPLORATION, LTD., a Canadian corporation (“Gastar”), (FSW and Gastar are collectively “Company”), and J. RUSSELL PORTER (“Porter”).

WITNESSETH:

WHEREAS, Gastar has employed Porter as President and Chief Executive Officer (collectively “CEO”) of Gastar since February 24, 2004, and previously as Chief Operating Officer and Vice President since September 6, 2000, and desires to continue to do so; and

WHEREAS, the Board of Directors of Gastar (“Board”) recognizes that Porter has and will contribute significantly to the growth and success of the Company; and

WHEREAS, the Board desires to provide for the continued employment of Porter which the Board has determined will reinforce and encourage the continued attention and dedication of Porter as a member of the Company’s senior management, in the best interest of the Company; and

WHEREAS, Porter is willing to commit himself to continue serving the Company on the terms and conditions herein provided; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties hereby agree as follows:

1.	Employment. Effective February 24, 2004, Gastar agrees to employ Porter as its President and CEO, and Porter accepts such employment and agrees to serve the Company subject to the general supervision, advice and direction of the Board and upon the terms and conditions set forth in this Agreement.

2.	Duties. Porter shall be the President and Chief Executive Officer of Gastar with such authority and duties as are customary in that position or as directed by the Board.

3.	Term of Employment. Porter’s employment under this Agreement shall be effective as of February 24, 2005, and shall continue thereafter unless terminated in accordance with the provisions of this Agreement.

4.	Termination of Employment. Notwithstanding any other provision of this Agreement, Porter’s employment shall terminate at any time as set forth below:

(a)	Porter’s employment shall terminate without notice upon Porter’s death;

(b)	Porter’s employment shall terminate without notice upon Porter’s Disability. The term “Disability” means the inability, due to physical or mental illness of Porter, to perform the essential functions of his position with or without accommodation, for a continuous period of twelve (12) months. The date of disability shall be deemed to be the last day of said twelve (12) month period. Successive periods of illness or injury due to the same or related causes shall be considered as one period of disability unless such period is separated by Porter’s return to full-time employment for three (3) successive months.

(c)	Porter may terminate Porter’s employment for any or no reason, with or without cause, upon six month’s written notice to Company.

(d)	Company may terminate Porter’s employment for any or no reason, with or without cause, upon one year’s written notice to Porter.

(e)	Company may also terminate Porter’s employment at any time without prior notice upon a showing of “Reasonable Cause.” “Reasonable Cause” shall be defined for purposes of this Agreement as being:

(i)	Any act or omission which constitutes dishonesty, disloyalty, fraud, deceit, gross negligence, willful misconduct or recklessness, including the willful violation of Company’s established policies and procedures;

(ii)	Any felony conviction under the laws of any state or the United States, which is affirmed on all appeals or not timely appealed;

(iii)	Breach of any material provision of this Agreement;

(iv)	Refusal to perform services that Porter is required to perform under this Agreement after explicit instructions from the board of the Company ordering Porter to perform such services;

(v)	Any other act that is determined by the affirmative vote of two-thirds of the shareholders, in their sole and absolute discretion, to constitute “Reasonable Cause” or to be detrimental to the best interests of the Company;

(vi)	Porter’s employment may not be terminated for Reasonable Cause unless Porter first has the opportunity to make a presentation at a meeting of the Board of Directors, and is given, at least ten (10) days before such meeting, a written description of the basis for the possible termination of Porter’s employment for Reasonable Cause.

Within 48 hours upon termination of his employment, Porter shall return to Company all confidential information and all originals and copies of any other property or information owned by Company or relating to its business, that Porter has in his possession or under his control, including all credit cards, papers, books, equipment, files, and automobiles.

5.	Compensation. For all services rendered by Porter under this Agreement, Company shall pay Porter an annual salary of Four Hundred Fifty Thousand Dollars ($450,000) per year. Such salary may be adjusted upward, in the discretion of the Board and its Compensation Committee, at each year’s anniversary date of his employment as CEO, February 24. As such, his salary may be adjusted upward effective February 24 of each successive year. Porter’s salary may be adjusted downward at each anniversary date by the Board and its Compensation Committee, providing that Porter is given the basis for the Compensation Committees’ intended action and the opportunity to discuss it with them.

In addition, the Compensation Committee shall, on a yearly basis, or at such more frequent times as it may elect, determine and award Porter a bonus or bonuses. Such bonus or bonuses may take the form of cash compensation, the award of stock or stock options, royalty rights in property of the Company, or otherwise. Such annual cash bonuses shall in the aggregate equal at least 20% of Porter’s annual salary. The bonuses shall reflect not only the results of the Company’s operations and business, but of Porter’s contribution as President and CEO to the Company’s operations and business. It is agreed that Porter shall be paid a cash bonus of $150,000 for the calendar year 2004, such bonus to be paid prior to April 1, 2005.

6.	Fringe Benefits.

(a)	Porter shall participate in, subject to eligibility requirements, Company’s employee pension plans and profit sharing plans, if any, and any other medical, dental, hospitalization, disability, life or other insurance or benefit programs on the same terms as apply to other executive staff employees of Company.

(b)	Company shall pay or reimburse Porter up to Twenty Five Thousand Dollars ($25,000) for his membership dues in such clubs and/or organizations as are reasonable and customary for the President and CEO.

(c)	Company shall reimburse Porter for all necessary and reasonable business expenses incurred by him.

(d)	Company shall reimburse Porter for the cost of a yearly executive physical examination and all required or recommended medical testing in connection with that yearly examination.

7.	Liability Insurance and Indemnification.

The Company represents and warrants that Gastar has in place Directors and Officers liability Insurance Policies, naming Porter as an insured against any and all claims, actions, causes of action, lawsuits or investigations which could be brought against Porter in his capacity as President and Chief Executive Officer of Gastar, subject only to the specific exclusions set forth in said Policies. For the duration of the period of time for which Porter shall be an employee of the Company, including as the President and Chief Executive Officer of Gastar, the Company shall maintain these policies and timely pay all premiums due under those policies. The Company shall acquire such “tail” or other policies of insurance to continue the coverage of Porter, should he no longer be employed by the Company to cover any subsequent claims, actions, lawsuits, causes of action or investigations brought against Porter while in the capacity of President and CEO of the Company.

The Company shall indemnify and hold Porter harmless from any action, claim, lawsuit, cause of action or investigation brought against Porter, as the President and Chief Executive Officer of the Company, regardless of whether the Directors and Officers Liability Insurance Policies are in place, and regardless of whether Porter has left the employ of the Company as President, CEO, or otherwise. This agreement by the Company to indemnify and hold Porter harmless shall include the Company’s obligation to pay all damages, injuries and penalties incurred by Porter or against Porter, and Porter’s costs and reasonable attorneys’ fees. This agreement to indemnify and hold harmless shall not apply if and only if Porter is convicted of a felony which is affirmed on appeals or is not appealed, or is found guilty, by final verdict, of fraud.

8.	Severance.

(a)	When Severance is Paid. Company shall pay a severance benefit to Porter if Porter’s employment is terminated pursuant to Section 4(a), 4(b), 4(c) and 4(d). No severance shall be paid if Porter’s employment is terminated pursuant to Section 4(e).

(b)	Amount of Severance Payment. Porter shall receive severance pay of two (2) years total compensation if his severance occurs after February 24, 2004. The severance payment will consist of the payment of Porter’s W-2 compensation earned in the calendar year coincident with or immediately preceding Porter’s termination of employment, payable over the appropriate number of weeks after termination of employment (the “Severance Pay Period”) and continuation of health insurance for Porter and his family at Company’s expense during the Severance Pay Period. Such health insurance shall be provided only if Porter timely elects COBRA continuation coverage. The duration of the provision of health inspection shall be subject to the limitations imposed by law and the Company’s insurance plan, notwithstanding the prior sentence. If Porter dies during the Severance Pay Period, Severance Pay and health benefits will continue for the benefit of Porter’s eligible beneficiary during the remainder of the Severance Pay Period.

9.	Vesting of Stock Options. Effective on the date of Porter’s termination of employment pursuant to Paragraph 4 above, the unvested portion of any and all stock options held by Porter on such date, shall immediately become fully vested. All other terms and conditions of such stock options shall remain unchanged.

10.	Time Off. Porter shall be entitled each year to sick and holiday time off with full pay and benefits under arrangements equivalent to those that apply generally to all employees of Company. Porter shall also be entitled to twenty (20) working days (Monday through Friday) of vacation time off per full calendar year. Up to ten (10) days of vacation which are not used in each calendar year shall be paid to Porter in a lump sum within thirty (30) days of termination of employment for any reason. Such payment shall be based on Porter’s W-2 compensation for the calendar year ending coincident with or immediately preceding Porter’s termination of employment multiplied by the number of days of accumulated vacation divided by 365 (e.g., if Porter accumulates 10 days in each year for ten (10) years he shall be paid for 100 days upon termination of employment).

11.	Moving and Relocation Expenses. Porter’s reasonable moving and relocation expenses shall be completely paid for by the Company if the Board determines that it is the best interests of the Company for him to reside at a location other than Miami, Florida.

12.	Restrictive Covenant.

(a)	Porter will not, at any time, either during or after employment with Company, use or disclose to others any trade secrets (such as information, strategy, procedures, policies or practices relating to financial, marketing and/or operational data) or other confidential information about Company’s business or any of its proprietary rights, except as required in the ordinary course of performing employment duties for Company.

(b)	On termination of employment, Porter will deliver to Company all documents or papers (including diskettes or any other medium for electronic storage of information) relating to Company’s business or such trade secrets (such as information, strategy, procedures, policies or practices relating to financial, marketing and/or operational data) or confidential information that is in Porter’s possession or under Porter’s control without making copies or summaries of any such material.

(c)	Porter agrees that Company is entitled to be protected from the possibility that Porter may seek to become associated with a business competes with Company. Porter agrees therefore as follows:

(i)	For a period of two (2) year(s) from Porter’s termination of employment with Company pursuant to Paragraphs 4(a), 4(b), 4(c) or 4(d) above, Porter shall not directly or indirectly, whether as an equity owner, employee, consultant, officer, or director, or in any other capacity, engage in or have an interest in any business involved in direct competition with the Company in the exploration for and production of oil, gas or other hydrocarbons.

(ii)	For a period of six (6) months from Porter’s termination of employment with Company pursuant to Paragraph 4(e) above, Porter shall not directly or indirectly, whether as an equity owner, employee, consultant, officer or director, or in any other capacity, engage in or have an interest in any business involved in direct competition with the Company in the exploration for and production of oil, gas or other hydrocarbons.

(iii)	Porter acknowledges that if this Agreement is violated, it will cause severe and irreparable injury to Company and its good will, an injury that is not adequately compensable by money damages. Accordingly, in the event of a breach (or attempted breach) of this Agreement, Company shall, in addition to any other rights or remedies, be entitled to immediate appropriate injunctive relief, such as an injunction, preliminary injunction or temporary restraining order, prohibiting any breach or threatened breach of this Agreement, or a decree of specific performance of this Agreement, without the necessity of showing any irreparable injury or special damages.

13.	Company Facilities and Staff Support. Company shall provide and maintain (or cause to be provided and maintained) such facilities, equipment, supplies, and staff support as are deemed appropriate by the Board of Directors in its sole discretion, after consultation with Porter to be necessary for Porter’s performance of his professional duties under this Agreement.

14.	Accounting. All determinations under this Agreement including, but not limited to, compensation and bonuses shall be made using accounting principles consistently applied in preparation of Company’s income tax returns by the independent certified public accounting then serving the Company, whose determination shall be binding on all parties. The determination of the accountant is not subject to arbitration or any other review by any tribunal or court and both Porter and Company specifically waive any right to challenge the determination of the accountant.

15.	Miscellaneous Provisions.

(a)	Notices. Unless otherwise agreed in writing, all notices required by this Agreement shall be in writing and shall be deemed given when physically delivered to a party or its duly authorized attorney or legal representative, or when deposited paid, registered or certified mail, addressed to the party at its principle business or residence, as set forth in Company’s records, or as known to or reasonably ascertainable by the party required to give notice.

(b)	General Rule of Construction. The parties have participated jointly in the negotiating and drafting of this Agreement. If a question concerning intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship.

(c)	Waivers. No assent, express or implied, by any party to any breach o default under this Agreement shall constitute a waiver of or assent to any breach or default of any other provision of this Agreement or any breach or default of the same provision on any other occasion.

(d)	Entire Agreement and Modification. This Agreement constitutes the entire agreement of the parties concerning its subject matter and supersedes all other oral or written understandings, discussions, and agreements, and may be modified only in a writing signed by all parties.

(e)	Binding Effect; No Third Party Beneficiaries. This Agreement shall bind and benefit the parties and their respective heirs, devisees, beneficiaries, grantees, donees, legal representatives, successors and assigns. Nothing in this Agreement shall be construed to confer any rights or benefits on third party beneficiaries.

(f)	Assignment. Neither party may assign its interest in this Agreement without the other’s prior written consent; provided, however, that Company may assign its interest to another entity that it controls, is controlled by, or is under common control with.

(g)	Captions. Titles or captions contained in this Agreement are for convenience and are not intended to affect the substantive meaning of any provision.

(h)

Severability. Porter and Company hereby expressly agree and contract that it is not the intention of either party to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause or combination of the same of this Agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdiction where it is unlawful, and the remainder of the Agreement shall remain binding on the parties hereto. It is the intention of Porter and Company to make the covenants of this Agreement binding only to the extent that it may be lawfully done under the existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the Company and Porter hereto agree, and it is their desire, that such court shall substitute a reasonable and enforceable limitation in place of the offensive part of the covenant, and that as so modified the covenant shall be as fully enforced as set forth herein by the parties themselves in the modified form, such modification to apply only in the jurisdiction of the court that has made the adjudication.

(i)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j)	Effect of Termination. This Agreement shall continue in effect upon and after the termination of Porter’s employment for any reason to the extent necessary for the enforcement of any of its provisions that apply subsequent to any such termination.

(k)	Dispute Resolution. Any and all disputes between the parties, including any claims arising out this Agreement or its termination, or any claim of employment discrimination, shall be settled by in the United States District Court for the Eastern District of Michigan, Northern Division.

(l)	Governing Law. This Agreement shall be governed by and construed under the laws of the State of Michigan; and secondarily the laws of the United States.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as specified above.

First Sourcenergy Wyoming, Inc.
J. RUSSELL PORTER

By:	Date:
Its:
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Gastar Exploration, Ltd.

By:
Its:
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